 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

SCHEDULE 14A INFORMATION

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders,
We continued our strong earnings and above-market shareholder returns the past year. We continued to develop innovative products and invest in R&D, and we began expanding our capabilities.

Strong Earnings
High-value products allowed us to weather an industry downturn the past fiscal year. We were pleased to report strong earnings and exceptional operating and net income margins for fiscal 2024 despite a decrease in revenue from a record-shattering previous year. The industry is recovering and we continue to develop innovative products, which bode well for the future.

Product Innovation
Our products acquire and transmit information and power. We develop technologies for high-value market opportunities such as the industrial internet of things and medical devices. Past year product innovations included:
•	Network transceivers and data couplers that operate in harsh environments.
•	More products combining data couplers with isolated DC-to-DC convertors to transmit power as well as data.
•	New product evaluation and demonstration kits to allow customers to easily visualize and implement compelling solutions with our unique products.
•	We earned “CE” markings for our line of the world’s smallest DC-to-DC convertors.

Please visit our website or YouTube channel for more information and demonstrations of these unique products.

R&D for the Future
We invested in advanced R&D initiatives we expect will drive future growth. Medium-term product development programs the past year included next-generation MRAM for antitamper applications, next-generation sensors for medical devices, extremely sensitive TMR sensors, and wafer-level, chip-scale packaged sensors. Long-term programs included technology that could provide the energy efficiency needed to accelerate the use of spintronics in memory, logic, and neuromorphic computing. Some of this research was published in the past year.

Aggressive Expansion
We are beginning a multimillion-dollar expansion over the next two years. The investments will increase our capacity and capabilities, including wafer-level chip-scale manufacturing. Wafer-level chip-scale parts will be smaller and will allow us to be more self-sufficient and capture more value. We plan to begin production this fiscal year.

Other Highlights
We extended our partnering agreement with Abbott Laboratories to provide medical device components, and we are proud to partner with Abbott on life-changing devices that demand impeccable quality. We have increased product promotion with more tradeshows, newsletters, and demonstration videos. We continued to pay generous dividends to enhance your shareholder value, returning $19.3 million in the past fiscal year. As reported in the accompanying proxy statement, our Total Shareholder Return for the past three fiscal years was 46%.

A New Director
Sadly, Richard W. Kramp passed away in May 2024. We appreciated his dedicated service for the past ten years and mourn his loss. We are pleased to welcome Dr. Kelly Wei to our Board of Directors. Her strong medical device background and senior executive experience make her exceptionally well-qualified. Dr. Wei looks forward to meeting shareholders at our upcoming annual meeting.

A Bright Future
Our valued customers, our dedicated employees, and our culture of ingenuity set the stage for growth and continued success. Thank you for your support.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.